                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                (AMENDMENT No. 3)

                             AMKOR TECHNOLOGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)
                                    031652100
                                 (CUSIP Number)

                                 January 1, 2003
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /__/     Rule 13d-1(b)
         /__/     Rule 13d-1(c)
         /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.       NAME OF REPORTING PERSON
         The Group composed of the following persons:
                  1.       James J. Kim
                  2.       Agnes C. Kim
                  3.       David D. Kim, as Trustee
                  4.       Susan Y. Kim, as Trustee
                  5.       John T. Kim, as Trustee
                  6.       David D. Kim Trust of 12/31/87
                  7.       John T. Kim Trust of 12/31/87
                  8.       Susan Y. Kim Trust of 12/31/87
                  9.       Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Alexandra Panichello
                  10.      Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Jacqueline Panichello
                  11.      Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Dylan Panichello
                  12.      The James and Agnes Kim Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /__/              (b)     /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  73,517,677 shares, or 42.1% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  73,517,677 shares, or 42.1% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         73,517,677 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

                                      -2-

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         42.1% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -3-

1.       NAME OF REPORTING PERSON
         James J. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  21,686,186 shares, or 12.4% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  21,686,186 shares, or 12.4 the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         21,686,186 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.4% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

                                      -4-

1.       NAME OF REPORTING PERSON
         Agnes C. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  8,319,939 shares, or 4.8% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  8,319,939 shares, or 4.8% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         8,319,939 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.8% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

                                      -5-

1.       NAME OF REPORTING PERSON
         David D. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

                                      -6-

1.       NAME OF REPORTING PERSON
         Susan Y. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         6.       SHARED VOTING POWER
                  8,200,000 shares, or 4.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  8,200,000 shares, or 4.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

                                      -7-

1.       NAME OF REPORTING PERSON
         John T. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         6.       SHARED VOTING POWER
                  8,200,000 shares, or 4.7% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  8,200,000 shares, or 4.7% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         22,657,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.0% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

                                      -8-

1.       NAME OF REPORTING PERSON
         David D. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -9-

1.       NAME OF REPORTING PERSON
         John T. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.3% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -10-

1.       NAME OF REPORTING PERSON
         Susan Y. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         6,257,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -11-

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra
         Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,334 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,334 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,334 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -12-

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline
         Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -13-

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

                                      -14-

1.       NAME OF REPORTING PERSON
         The James and Agnes Kim Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  139,520 shares, or 0.1% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not applicable

         7.       SOLE DISPOSITIVE POWER
                  139,520 shares, or 0.1% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         139,520 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

                                      -15-

ITEM 1.  (a)      Name of Issuer
                           Amkor Technology, Inc.

                  (b)      Address of Issuer's Principal Executive Offices
                           1345 Enterprise Drive, West Chester, PA 19380

ITEM 2.  (a)      Name of Person Filing
                           The following persons and the Group composed of the
                           following persons:
                           1.       James J. Kim
                           2.       Agnes C. Kim
                           3.       David D. Kim, as Trustee
                           4.       Susan Y. Kim, as Trustee
                           5.       John T. Kim, as Trustee
                           6.       David D. Kim Trust of 12/31/87
                           7.       John T. Kim Trust of 12/31/87
                           8.       Susan Y. Kim Trust of 12/31/87
                           9.       Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Alexandra Panichello
                           10.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Jacqueline Panichello
                           11.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Dylan Panichello
                           12.      The James and Agnes Kim Foundation, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           For each reporting person:1345 Enterprise Drive
                                                     West Chester, PA 19380

                  (c)      Citizenship
                           Not Applicable

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           James J. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                                      -16-

                  (d)      Title of Class of Securities
                           Common Stock, par value, $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Agnes C. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                                      -17-

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Citizenship
                           United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                                      -18-

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Alexandra Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Jacqueline  Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                                      -19-

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Dylan Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 2.  (a)      Name of Person Filing
                           The James and Agnes Kim Foundation, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive
                           West Chester, PA 19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number
                           031652100

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP
                  1. (a)      Amount Beneficially Owned
                              For each reporting person, see response to
                              Row 9 on cover page

                     (b)      Percent of Class
                              For each reporting person, see response to
                              Row 11 on cover page

                     (c)      Number of shares as to which such person has:
                              (i)     Sole power to vote or to direct the vote:
                                      For each reporting person, see response
                                      to Row 5 on cover page

                              (ii)    Shared power to vote or to direct the vote:
                                      For each reporting person, see response to
                                      Row 6 on cover page

                              (iii)   Sole power to dispose or to direct the
                                      disposition of:
                                      For each reporting person, see response to
                                      Row 7 on cover page

                              (iv)    Shared power to dispose or to direct the
                                      disposition of:
                                      For each reporting person, see response to
                                      Row 8 on cover page

Each  reporting  person states that the filing of this statement on Schedule 13G shall not be construed as an admission  that such  reporting  person is, for the purposes  of  section  13(d) or 13(g) of the Act,  the  beneficial  owner of the shares of common stock  reported as  beneficially  owned by the other  reporting persons in this statement on Schedule 13G.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         See Exhibit A, attached hereto.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

                                      -21-

ITEM 10.  CERTIFICATION
          This  statement  on  Schedule  13G is filed on  behalf  of each of the undersigned Persons and the Group. After reasonable inquiry and to the best of my  knowledge  and  belief,  each of the  undersigned  persons certifies  that the  information  set forth in this statement is true, complete  and  correct in so far as the  information  pertains  to the undersigned.

/s/ James J. Kim*                                    February 12, 2004
------------------
James J. Kim

/s/ Agnes C. Kim*                                    February 12, 2004
-----------------
Agnes C. Kim

/s/ David D. Kim*                                    February 12, 2004
-----------------
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                    February 12, 2004
-----------------
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                     February 12, 2004
----------------
John T. Kim, as Trustee

David D. Kim Trust of 12/31/87                       February 12, 2004
By: /s/ David D. Kim*
    -----------------
David D. Kim, as Trustee

John T. Kim Trust of 12/31/87                        February 12, 2004
By:  /s/ John T. Kim*
     ----------------
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                       February 12, 2004
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

                                      -22-

The James and Agnes Kim Foundation, Inc.             February 12, 2004
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Secretary

*        /s/ MEMMA S. KILGANNON                      February 12, 2004
             ------------------
         Memma S. Kilgannon, as attorney-in-fact
         for each reporting person indicated,
         pursuant to powers-of-attorney
         previously filed with the U.S.
         Securities and Exchange Commission
         or filed with the U.S. Securities and
         Exchange Commission with this filing.

                                      -23-

                                    EXHIBIT A

     This  Agreement  made  by  the  undersigned  persons  certifies  that  each undersigned  person  agrees that the  statement  on  Schedule  13G to which this
Exhibit A is  attached  is filed on behalf  of each of them and the  Group.  The
"Group" (as defined in Rule 13d-5(b) is composed of the following persons:

                  James J. Kim
                  Agnes C. Kim
                  David D. Kim, as Trustee
                  Susan Y. Kim, as Trustee
                  John T. Kim, as Trustee
                  David D. Kim Trust of 12/31/87
                  John T. Kim Trust of 12/31/87
                  Susan Y. Kim Trust of 12/31/87
                  Trust of Susan Y. Kim dated 4/16/98 held for the benefit of
                   Alexandra Panichello
                  Trust of Susan Y. Kim dated 4/16/98 held for the benefit of
                   Jacqueline Panichello
                  Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan
                   Panichello; and
                  The James and Agnes Kim Foundation, Inc.

     Each  undersigned  further  agrees the  information  as it pertains to each undersigned is accurate and complete and that each  undersigned has no knowledge or reason to believe that  information as it relates to the other persons making this filing is inaccurate.

/s/ James J. Kim*                                    February 12, 2004
-----------------
James J. Kim

/s/ Agnes C. Kim*                                    February 12, 2004
-----------------
Agnes C. Kim

/s/ David D. Kim*                                    February 12, 2004
-----------------
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                    February 12, 2004
-----------------
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                     February 12, 2004
----------------
John T. Kim, as Trustee

David D. Kim Trust of 12/31/87                       February 12, 2004
By:  /s/ David D. Kim*
     -----------------
David D. Kim, as Trustee

                                      -24-

John T. Kim Trust of 12/31/87                        February 12, 2004
By:  /s/ John T. Kim*
     ----------------
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                       February 12, 2004
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98 for              February 12, 2004
  the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Trustee

The James and Agnes Kim Foundation, Inc.             February 12, 2004
By:  /s/ Susan Y. Kim*
     -----------------
Susan Y. Kim, as Secretary

*        /s/  MEMMA S. KILGANNON                     February 12, 2004
              ------------------
         Memma S. Kilgannon, as attorney-in-fact
         for each reporting person indicated,
         pursuant to powers-of-attorney
         previously filed with the U.S.
         Securities and Exchange Commission
         or filed with the U.S. Securities and
         Exchange Commission with this filing.

                                      -25-